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                                                                      EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                           YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------------
                                               1995        1994       1993       1992      1991(1)
                                             --------    --------    -------    -------    -------
Income applicable to common shares:
     Primary earnings......................  $ 19,670    $ 11,126    $ 8,641    $ 6,230    $    31
  Add:
     Interest reduction attributable to
       assumed conversion of convertible
       subordinated notes (Net of taxes)
       Notes issued June 11, 1985..........        --          --         71        136         --
       Notes issued October 3, 1985........        --          --         43         81         --
                                              -------     -------     ------     ------     ------
          Fully diluted earnings (loss)....  $ 19,670      11,126    $ 8,755    $ 6,447    $    31
                                              =======     =======     ======     ======     ======
Weighted average number of common shares
  and common share equivalents outstanding
  during the year:
     Common stock..........................     6,360       5,250      4,961      4,753      4,655
     Nonvoting Common stock................        --          --         --         --         --
     Stock options.........................       342         424        321        135         49
                                              -------     -------     ------     ------     ------
     Shares outstanding -- primary.........     6,702       5,674      5,282      4,888      4,704
  Notes issued June 11, 1985...............        --          --        122        198         --
  Notes issued October 3, 1985.............        --          --         73        120         --
  Additional stock options.................        34          25          7         36         34
                                              -------     -------     ------     ------     ------
     Shares outstanding -- fully diluted...     6,736       5,699      5,484      5,242      4,738
                                              =======     =======     ======     ======     ======
     Fully diluted earnings (loss) per
       common share(2).....................  $   2.92    $   1.95    $  1.60    $  1.23    $  0.01
                                              =======     =======     ======     ======     ======

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(1) The convertible subordinated notes and the related interest, net of income taxes, had an anti-dilutive effect on earnings per share for the year ended December 31, 1991 and are, therefore, excluded from the computation.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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